Exhibit 10.4
BEARINGPOINT, INC.
STOCK OPTION AGREEMENT
FOR NON-U.S. EMPLOYEES
          BearingPoint, Inc., a Delaware corporation (the “Company”), hereby grants to the individual (the “Optionee”) named in the award notice attached hereto (the “Award Notice”) as of the date set forth in the Award Notice (the “Option Date”), pursuant to the provisions of the BearingPoint, Inc. 2000 Long-Term Incentive Plan (the “Plan”), a non-statutory stock option to purchase from the Company the number of shares of its common stock, $0.01 par value (“Stock”), set forth in the Award Notice (the “Option”), at the price per share set forth in the Award Notice, upon and subject to the terms and conditions set forth below, in the Award Notice and in the Plan. Capitalized terms not defined herein shall have the meanings specified in the Plan.
          1. Option Subject to Acceptance of Agreement. The Option shall be null and void unless the Optionee shall accept this Agreement by executing the Award Notice in the space provided therefore and returning an original execution copy of the Award Notice to the Company.
          2. Time and Manner of Exercise of Option.
          2.1. Maximum Term of Option. In no event may the Option be exercised, in whole or in part, after the expiration date set forth in the Award Notice (the “Expiration Date”).
          2.2. Exercise of Option. (a) The Option shall become exercisable in accordance with the vesting schedule set forth in the Award Notice (the “Vesting Schedule”).
          (b) If the Optionee’s employment with the Employer terminates by reason of Disability, the Option shall be exercisable only to the extent it is exercisable on the effective date of the Optionee’s termination of active employment and may thereafter be exercised by the Optionee or the Optionee’s Legal Representative until and including the earlier to occur of (i) the date which is one year after the effective date of the Optionee’s termination of active employment and (ii) the Expiration Date.
          (c) If the Optionee’s employment with the Employer terminates by reason of Retirement, the Option shall continue to vest in accordance with the Vesting Schedule set forth in the Award Notice and may thereafter be exercised by the Optionee or the Optionee’s heir or Legal Representative until and including the earlier to occur of (i) the date which is one year after the Optionee’s date of death, provided the Optionee dies following termination of active employment by reason of Retirement, and (ii) the Expiration Date.
          (d) If the Optionee’s employment with the Employer terminates by reason of death, the Option shall be exercisable only to the extent it is exercisable on the date of death and may thereafter be exercised by the Optionee’s heir or Legal Representative until and including the earlier to occur of (i) the date which is one year after the date of death and (ii) the Expiration Date.
          (e) If the Optionee’s employment with the Employer terminates for any reason other than Disability, Retirement or death, the Option shall be exercisable only to the extent it is exercisable on the effective date of the Optionee’s termination of active employment and may thereafter be exercised by the Optionee or the Optionee’s Legal Representative until and including the earlier to occur of (i) the date which is three months after the effective date of the Optionee’s termination of active employment and (ii) the Expiration Date.
          (f) If the Optionee dies during the period set forth in Section 2.2(b) following termination of active employment by reason of Disability, or if the Optionee dies during the period set forth in Section 2.2(e) following termination of active employment for any reason other than Disability, the Option shall be exercisable only to the extent it is exercisable on the date of death and may thereafter be exercised by the Optionee’s heirs or Legal Representative until and including the earlier to occur of (i) the date which is one year after the date of death and (ii) the Expiration Date.
          2.3. Method of Exercise. Subject to the limitations set forth in this Agreement and the Plan, the Option may be exercised by the Optionee (a) by giving written notice to the Company specifying the number of whole shares of Stock to be purchased and by accompanying such notice with payment therefor in full and payment of any withholding taxes due, as described in Section 3.3, (or by arranging for such payment to the Company’s satisfaction) either (i) in cash (including checks or wire transfers as permitted by the Committee), or (ii) in cash by a broker-dealer acceptable to the Company to whom the Optionee has submitted an irrevocable notice of exercise and (b) by executing such documents as the Company may reasonably request. The Company shall have sole discretion to disapprove of an election pursuant to clause (ii). Any fraction of a share of Stock which would be required to pay such purchase price shall be disregarded and the remaining amount due shall be paid in cash by the Optionee. No certificate representing a share of Stock shall be delivered and no title or ownership with respect to shares of Stock shall be transferred to the Optionee until the full purchase price therefore and any withholding taxes thereon, as described in Section 3.3, have been paid.
          2.4. Termination of Option. (a) In no event may the Option be exercised after it terminates as set forth in this Section 2.4. The Option shall terminate, to the extent not earlier terminated pursuant to Section 2.2 or exercised pursuant to Section 2.3, on the Expiration Date.
          (b) In the event that rights to purchase all or a portion of the shares of Stock subject to the Option expire or are exercised, cancelled or forfeited, the Optionee shall, upon the Company’s request, promptly return this Agreement to the Company for full or partial cancellation, as the case may be; provided, however, that such cancellation shall be effective regardless of whether the Optionee returns this Agreement. If the Optionee continues to have rights to purchase shares of Stock hereunder, the Company shall, within 10 days of the Optionee’s delivery of this Agreement to the Company, either (i) mark this Agreement to indicate the extent to which the Option has expired or been exercised, cancelled or forfeited or (ii) issue to the Optionee a substitute option agreement applicable to such rights, which agreement shall otherwise be substantially similar to this Agreement in form and substance.
          3. Additional Terms and Conditions of Option.
          3.1. Nontransferability of Option. The Option may not be transferred by the Optionee other than by will or the laws of descent and distribution. During the Optionee’s lifetime, the Option is exercisable only by the Optionee or the Optionee’s Legal Representative. The Option may not be sold, transferred, assigned, pledged, hypothecated, encumbered or otherwise disposed of (whether by operation of law or otherwise) or be subject to execution, attachment or similar process. Upon any attempt to so sell, transfer, assign, pledge, hypothecate, encumber or otherwise dispose of the Option, the Option and all rights hereunder shall immediately become null and void. Notwithstanding the foregoing provisions of this Section 3.1, the Company understands that Optionee proposes to transfer the Option to a trust or similar entity to be formed for Optionee’s estate and/or tax planning purposes. Prior to such any such transfer, Optionee shall demonstrate such purpose to the satisfaction of the Committee (in the exercise of its discretion) by providing such documentation and information requested by the Committee, and the Committee shall have the sole discretion in approving any such transfer. In addition, any such transfer (i) shall be made pursuant to an Assignment of Stock Options, substantially in the form of Exhibit A hereto, with such further changes or modifications thereto as directed by the Committee and (ii) shall be subject to such other terms and conditions and to the execution of such other agreements and documents as the Committee may require. The Committee shall have no obligation whatsoever to consent to any other or subsequent transfer of the Option proposed to be made by the Optionee or any other person or entity.
          3.2. Investment Representation. The Optionee hereby represents and covenants that (a) any shares of Stock purchased upon exercise of the Option will be purchased for investment and not with a view to the distribution thereof within the meaning of the Securities Act unless such purchase has been registered under the Securities Act and any applicable state securities laws; (b) any subsequent sale of any such shares shall be made either pursuant to an effective registration statement under the Securities Act and any applicable state securities laws, or pursuant to an exemption from registration under the Securities Act and such state securities laws; and (c) if requested by the Company, the Optionee shall submit a written statement, in a form satisfactory to the Company, to the effect that such representation (x) is true and correct as of the date of any purchase of any shares hereunder or (y) is true and correct as of the date of any sale of any such shares, as applicable. As a further condition precedent to any exercise of the Option, the Optionee shall comply with all regulations and requirements of any regulatory authority having control of or supervision over the issuance or delivery of the shares and, in connection therewith, shall execute any documents which the Board or the Committee shall in its sole discretion deem necessary or advisable.
          3.3. Withholding Taxes. (a) Prior to the exercise of the Option, the Optionee shall pay or make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all withholding and payment on account obligations of the Company and/or the Employer In this regard, the Optionee authorizes the Company and/or the Employer to withhold all applicable income tax, social insurance, payroll tax, payment on account or other tax-related withholding (the “Required Tax Payments”) legally payable by the Optionee from the Optionee’s wages or other cash compensation paid to the Optionee by the Company and/or the Employer or from proceeds of the sale of the shares. The Company may refuse to honor the exercise and refuse to deliver the shares and to transfer title or ownership with respect to the shares if the Optionee fails to comply with the Optionee’s obligations in connection with the Required Tax Payments as described in this Section 3.3.
          (b) If permissible by local law, the Optionee may elect to satisfy his or her obligation to advance the Required Tax Payments by any of the following means: (1) a cash payment to the Company (including checks or wire transfers as permitted by the Committee), or (2) authorizing the Company to withhold whole shares of Stock which would otherwise be delivered to the Optionee upon exercise of the Option having an aggregate Fair Market Value, determined as of the Tax Date, equal to the Required Tax Payments, (3) a cash payment by a broker-dealer acceptable to the Company to whom the Optionee has submitted an irrevocable notice of exercise or (4) any combination of (1) and (2). The Company shall have sole discretion to disapprove of an election pursuant to any of clauses (2) - (4). Shares of Stock to be withheld may not have a Fair Market Value in excess of the minimum amount of the Required Tax Payments. Any fraction of a share of Stock which would be required to satisfy any such obligation shall be disregarded and the remaining amount due shall be paid in cash by the Optionee. No certificate representing a share of Stock shall be delivered and no title or ownership with respect to shares of Stock shall be transferred to the Optionee until the Required Tax Payments have been satisfied in full.
          3.4. Tax Reporting and Payment Liability. The Company and/or the Employer will assess their Required Tax Payments’ withholding and reporting requirements, in connection with the Option, including the grant, vesting or exercise of the Option or sale of shares acquired pursuant to such exercise. These requirements may change from time to time as laws or interpretations change. Regardless of any action the Company and/or the Employer take with respect to Required Tax Payments, the Optionee hereby acknowledges and agrees that the ultimate liability for any and all Required Tax Payments is and remains his or her responsibility and liability and that the Company and/or the Employer (i) make no representations or undertakings regarding the treatment of any Required Tax Payments in connection with any aspect of the Option grant, including the grant, vesting or exercise of the Option and the subsequent sale of shares acquired pursuant to such exercise and the receipt of any dividends; and (ii) do not commit to structure the terms of the grant or any aspect of the Option to reduce or eliminate the Optionee’s liability regarding Required Tax Payments.
          3.5. Adjustment. In the event of any stock split, reverse stock split, stock dividend, recapitalization, reorganization, merger, consolidation, combination, exchange of shares, liquidation, spin-off or other similar change in capitalization or event, or any distribution to holders of Stock other than a regular cash dividend, the number and class of securities subject to the Option and the purchase price per security shall be appropriately adjusted by the Committee without an increase in the aggregate purchase price. If any adjustment would result in a fractional security being subject to the Option, the Company shall pay the Optionee, in connection with the first exercise of the Option occurring after such adjustment, an amount in cash determined by multiplying (i) the fraction of such security (rounded to the nearest hundredth) by (ii) the excess, if any, of (A) the Fair Market Value on the exercise date over (B) the exercise price of the Option. The decision of the Committee regarding any such adjustment shall be final, binding and conclusive.
          3.6. Compliance with Applicable Law. The Option is subject to the condition that if the listing, registration or qualification of the shares subject to the Option upon any securities exchange or under any law, or the consent or approval of any governmental body, or the taking of any other action is necessary or desirable as a condition of, or in connection with, the purchase or delivery of shares hereunder, the Option may not be exercised, in whole or in part, and such shares may not be delivered, unless such listing, registration, qualification, consent, approval or other action shall have been effected or obtained, free of any conditions not acceptable to the Company. The Company agrees to use reasonable efforts to effect or obtain any such listing, registration, qualification, consent, approval or other action.
          3.7. Delivery of Certificates. Upon the exercise of the Option, in whole or in part, the Company shall deliver or cause to be delivered, subject to the conditions of this Article 3, one or more certificates representing the number of shares purchased against full payment therefor. The Company shall pay all original issue or transfer taxes and all fees and expenses incident to such delivery, except as otherwise provided in Section 3.3. Alternatively, in the Company’s sole discretion, the Company may transfer title or ownership of shares acquired upon exercise of the Option under the Company’s procedures through its transfer agent.
          3.8. Option Confers No Rights as Stockholder. The Optionee shall not be entitled to any privileges of ownership with respect to shares of Stock subject to the Option until purchased and title or ownership of shares has been transferred to the Optionee under the Company’s procedures through its transfer agent. The Optionee shall not be considered a stockholder of the Company with respect to any such shares not so purchased.
          3.9. Acknowledgement and Waiver. By executing the Award Notice and accepting the grant of the Option evidenced by the Award Notice and this Agreement, the Optionee acknowledges and agrees that:
          (a) the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, suspended or terminated by the Company at any time, as provided in the Plan and this Agreement;
          (b) the grant of the Option is voluntary and occasional and does not create any contractual or other right to receive future grants of Options, or benefits in lieu of Options, even if Options have been granted repeatedly in the past;
          (c) all decisions with respect to future Option grants, if any, will be at the sole discretion of the Company;
          (d) the Optionee’s participation in the Plan shall not create a right to further employment with the Employer and shall not interfere with the ability of the Employer to terminate the Optionee’s employment relationship at any time with or without cause;

          (e) the Optionee is voluntarily participating in the Plan;
          (f) the Option is an extraordinary item that does not constitute compensation of any kind for services of any kind rendered to the Employer, and which is outside the scope of the Optionee’s employment contract, if any;
          (g) the Options are not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments;
          (h) in the event that the Optionee is not an employee of the Company, the Option grant will not be interpreted to form an employment contract or relationship with the Company; and furthermore, the Option grant will not be interpreted to form an employment contract with the Employer or any subsidiary or Affiliate of the Company;
          (i) the future value of the underlying shares is unknown and cannot be predicted with certainty;
          (j) if the underlying shares do not increase in value, the Options will have no value;
          (k) if the Optionee exercises his or her Option and obtains shares, the value of those shares acquired upon exercise may increase or decrease in value, even below the exercise price;
          (l) no claim or entitlement to compensation or damages arises from termination of the Options or diminution in value of the Options or shares purchased through exercise of the Options and the Optionee irrevocably releases the Company and the Employer from any such claim that may arise; and
          (m) notwithstanding any terms or conditions of the Plan to the contrary, in the event of involuntary termination of the Optionee’s employment, the Optionee’s right to receive Options and vest in Options under the Plan, if any, will terminate effective as of the date that the Optionee is no longer actively employed and will not be extended by any notice period mandated under local law (e.g., active employment would not include a period of “garden leave” or similar period pursuant to local law); furthermore, in the event of involuntary termination of employment, the Optionee’s right to exercise the Options after termination of employment, if any, will be measured by the date of termination of the Optionee’s active employment and will not be extended by any notice period mandated under local law.
          (n) if the Optionee:
          (i) breaches any covenant concerning confidentiality or intellectual property or concerning noncompetition or nonsolicitation of clients, prospective clients or personnel of the Company to which the Optionee is or may become a party in the future;

          (ii) fails (A) to complete on a timely basis all current and future training relating to the Company’s policies and procedures, including financial reporting and timekeeping training, (B) to follow consistently all Company policies and procedures, and, if applicable, to confirm that the employees the Optionee supervises are following such Company policies and procedures or (C) to meet such cash collection goals, if any, as are established for the Optionee by the Company from time to time; or
          (iii) engages in conduct resulting in Summary Termination (as defined in the Optionee’s Managing Director Agreement);
then, in addition to and without in any way limiting any remedies under any of the covenants described above in this Section 3(n) or otherwise:
          (A) any unexercised Options shall be forfeited automatically on the date the Optionee commits such breach as is specified in clause (i), fails to act as specified in clause (ii) or is discharged as a result of Summary Termination; and
          (B) in the event of a breach described in Section 3(n)(i), the Optionee or his Legal Representative shall deliver to the Company, within five business days of receipt by the Optionee or Legal Representative of a written demand therefor, an amount in cash equal to the amount determined by multiplying the number of shares of Stock issued upon exercise of an Option prior to the date the Optionee breaches such covenant (without reduction for any shares of Stock delivered by the Optionee or withheld by the Company pursuant to Section 3.3(b)) by the fair market value of a share of Stock on the date the shares of Stock were issued to the Optionee, less the exercise price paid upon such exercise; and
          (C) in the event of a breach described in Section 3(n)(ii) or if the Optionee is terminated for Cause other than for a breach referenced in Section 3(n)(i), the Optionee or his Legal Representative shall pay the Company, within five business days of receipt by the Optionee or Legal Representative of a written demand therefor, an amount in cash equal to 50% of the amount determined by multiplying the number of shares of Stock issued upon exercise of an Option prior to the date of the breach described in Section 3(n)(ii) or the date the Optionee is terminated for Cause other than for a breach referenced in Section 3(n)(i) (without reduction for any shares of Stock delivered by the Optionee or withheld by the Company pursuant to Section 3.3(b)) by the fair market value of a share of Stock on the date the shares of Stock were issued to the Optionee, less the exercise price paid upon such exercise.
          3.10. Data Privacy Consent. As a condition to the grant of the Option, the Optionee explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of personal data as described in this Agreement by and among, as applicable, the Employer and/or the Company and its Affiliates for the exclusive purpose of implementing, administering and managing the Optionee’s participation in the Plan. The Optionee understands that the Employer and/or the Company may hold certain personal information about the Optionee, including the Optionee’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of Stock or directorships held in the Company or an Affiliate, details of all Options or any other entitlement to shares of Stock awarded, canceled, exercised, vested, unvested or outstanding in the Optionee’s favor, for the purpose of implementing, administering and managing the Plan (“Data”). The Optionee further understands that Data may be transferred to any third parties assisting in the implementation, administration and management of the Plan, that these recipients may be located in the Optionee’s country or elsewhere, and that the recipient’s country may have different data privacy laws and protections than the Optionee’s country. The Optionee understands that he or she may request a list with the names and addresses of any potential recipients of the Data by contacting the Optionee’s Human Resources representative. The Optionee authorizes the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing the Optionee’s participation in the Plan, including any requisite transfer of such Data as may be required to a broker or other third party with whom the Optionee may elect to deposit any shares of Stock acquired upon exercise of the Option. The Optionee understands that Data will be held only as long as is necessary to implement, administer and manage the Optionee’s participation in the Plan. The Optionee understands that he or she may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing his or her local Human Resources representative. The Optionee understands, however, that refusing or withdrawing consent may affect the Optionee’s ability to participate in the Plan. For more information on the consequences of refusal to consent or withdrawal of consent, the Optionee understands he or she may contact his or her Human Resources representative.
          3.11. Decisions of Board or Committee. The Board or the Committee shall have the right to resolve all questions which may arise in connection with the Option or its exercise. Any interpretation, determination or other action made or taken by the Board or the Committee regarding the Plan or this Agreement shall be final, binding and conclusive.
          3.12. Company to Reserve Shares. The Company shall at all times prior to the expiration or termination of the Option reserve and keep available, either in its treasury or out of its authorized but unissued shares of Stock, the full number of shares of Stock subject to the Option from time to time.
          3.13. Agreement Subject to Plan. This Agreement is subject to the provisions of the Plan, including Section 6.8 relating to a Change in Control, and shall be interpreted in accordance therewith. The Optionee hereby acknowledges receipt of a copy of the Plan.
          4. Miscellaneous Provisions.

          4.1. Designation as Non-Statutory Stock Option. The Option is hereby designated as a Non-Statutory Stock Option. This Agreement shall be interpreted and treated consistently with such designation.
          4.2. Meaning of Certain Terms. (a) As used herein, employment by the Company shall include employment by a subsidiary of the Company.
          (b) As used herein, the following terms shall have the meanings set forth below:
          “Employer” shall mean the Optionee’s employer and its subsidiaries as may exist from time to time.
          “Legal Representative” shall include an executor, administrator, legal representative, guardian or similar person, including, where the Option has been transferred to a family trust, the trustee or other person authorized to act for such vehicle.
          “Retirement” shall mean the termination of the Optionee’s active employment on or after the date as of which the Optionee attains the “normal retirement age” under any retirement plan covering the Optionee that is sponsored by the Employer, whether compulsory or supplemental or, if no such retirement plan applies, the statutory mandated retirement plan. If no such retirement plan applies, then Retirement means the date as of which the Optionee’s age and service with the Employer and its affiliates equals or exceed 70 years (using whole years and full calendar months).
          “Securities Act” shall mean the United States Securities Act of 1933, as amended, and the rules and regulations thereunder.
          4.3. Successors. This Agreement shall be binding upon and inure to the benefit of any successor or successors of the Company and any person or persons who shall, upon the death of the Optionee, acquire any rights hereunder in accordance with this Agreement or the Plan.
          4.4. Notices. All notices, requests or other communications provided for in this Agreement shall be made, if to the Company, to BearingPoint, Inc., c/o Morgan Stanley Dean Witter, Stock Plan Administration, Harborside Financial Center, Plaza Three, 1st Floor, Jersey City, NJ 07311 and if to the Optionee, to the last known mailing address of the Optionee contained in the records of the Company. All notices, requests or other communications provided for in this Agreement shall be made in writing either (a) by personal delivery, (b) by facsimile with confirmation of receipt, (c) by mailing in the United States mails or (d) by express courier service. The notice, request or other communication shall be deemed to be received upon personal delivery, upon confirmation of receipt of facsimile transmission or upon receipt by the party entitled thereto if by United States mail or express courier service; provided, however, that if a notice, request or other communication sent to the Company is not received during regular business hours, it shall be deemed to be received on the next succeeding business day of the Company.

          4.5. Governing Law. This Agreement, the Option and all determinations made and actions taken pursuant hereto and thereto, to the extent not governed by United States federal law, shall be governed by the laws of the State of Delaware and construed in accordance therewith without giving effect to principles of conflicts of laws.
          4.6. Counterparts. The Award Notice may be executed in two counterparts, each of which shall be deemed an original and both of which together shall constitute one and the same instrument.
          4.7. Language. If the Optionee has received this Agreement or any other document related to the Plan translated into a language other than English and if the translated version is different than the English version, the English version will control.
          4.8. Severability. The provisions of this Agreement are severable and if any one or more provisions may be determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

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